CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our Firm in the Post Effective Amendment to the Registration Statement on Form N-1A of Investment Managers Series Trust regarding the Prospectus and Statement of Additional Information of Ramius Event Driven Equity Fund, a series of the Investment Managers Series Trust.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
September 27, 2013